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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 4)*

                                  E-Loan, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   26861P 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 25 Pages
                       Exhibit Index Contained on Page 24

CUSIP No.  26861P 10 7                                        Page 2 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Partners II, L.P. ("BCP II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             3,361,957   shares,   except  that   Benchmark   Capital
   SHARES               Management  Co. II,  L.L.C.  ("BCMC  II"),  the  general
BENEFICIALLY            partner  of BCP II,  may be deemed to have sole power to
  OWNED BY              vote   these    shares,    and    Alexandre    Balkanski
    EACH                ("Balkanski"),  David  M.  Beirne  ("Beirne"),  Bruce W.
  REPORTING             Dunlevie  ("Dunlevie"),  J. William  Gurley  ("Gurley"),
   PERSON               Kevin R. Harvey  ("Harvey"),  Robert C. Kagle ("Kagle"),
    WITH                Andrew S. Rachleff  ("Rachleff")  and Steven M. Spurlock
                        ("Spurlock"),  the  members of BCMC II, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        3,361,957  shares,  except  that  BCMC II,  the  general
                        partner  of BCP II,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC II,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,361,957
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                        Page 3 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund II, L.P. ("BFF II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             398,055 shares, except that BCMC II, the general partner
   SHARES               of BFF II,  may be  deemed  to have  sole  power to vote
BENEFICIALLY            these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
  OWNED BY              Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
    EACH                BCMC II,  may be  deemed  to have  shared  power to vote
  REPORTING             these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        398,055 shares, except that BCMC II, the general partner
                        of BFF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      398,055
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                        Page 4 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund II-A, L.P. ("BFF II-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             211,131 shares, except that BCMC II, the general partner
   SHARES               of BFF II-A,  may be  deemed to have sole  power to vote
BENEFICIALLY            these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
  OWNED BY              Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
    EACH                BCMC II,  may be  deemed  to have  shared  power to vote
  REPORTING             these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        211,131 shares, except that BCMC II, the general partner
                        of BFF II-A may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      211,131
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                        Page 5 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Members' Fund II, L.P. ("BMF II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             56,481 shares, except  that BCMC II, the general partner
   SHARES               of BMF II,  may be  deemed  to have  sole  power to vote
BENEFICIALLY            these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
  OWNED BY              Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
    EACH                BCMC II,  may be  deemed  to have  shared  power to vote
  REPORTING             these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        56,481 shares, except that  BCMC II, the general partner
                        of BMF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      56,481
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                        Page 6 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. II, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,027,624  shares, of which 3,361,957 are directly owned
                        by BCP II, 398,055 are directly owned by BFF II, 211,131
                        are  directly  owned by BFF II-A and 56,481  shares  are
  NUMBER OF             directly  owned by BMF II. BCMC II, the general  partner
   SHARES               of BCP II, BFF II, BFF II-A and BMF II, may be deemed to
BENEFICIALLY            have sole power to vote  these  shares,  and  Balkanski,
  OWNED BY              Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and
    EACH                Spurlock,  the members of BCMC II, may be deemed to have
  REPORTING             shared power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,027,624  shares, of which 3,361,957 are directly owned
                        by BCP II, 398,055 are directly owned by BFF II, 211,131
                        are  directly  owned by BFF II-A and 56,481  shares  are
                        directly  owned by BMF II. BCMC II, the general  partner
                        of BCP II, BFF II, BFF II-A and BMF II, may be deemed to
                        have  sole  power  to  dispose  of  these  shares,   and
                        Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC II, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,027,624
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                        Page 7 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Partners IV, L.P. ("BCP IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             See response to row 5.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                        Page 8 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV, L.P. ("BFF IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             See response to row 5.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                        Page 9 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             See response to row 5.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 10 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             See response to row 5.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 11 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-X, L.P. ("BFF IV-X")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               74,666 shares,  except that BCMC IV, the general partner
BENEFICIALLY            of BFF IV-X,  may be  deemed to have sole  power to vote
  OWNED BY              these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
    EACH                Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
  REPORTING             BCMC IV,  may be  deemed  to have  shared  power to vote
   PERSON               these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        74,666 shares,  except that BCMC IV, the general partner
                        of BFF IV-X, may be deemed to have sole power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      74,666
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 12 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. IV, L.L.C. ("BCMC IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               74,666  shares,  all of which are directly  owned by BFF
BENEFICIALLY            IV-X.  BCMC IV, the  general  partner of BFF IV-X may be
  OWNED BY              deemed  to have sole  power to vote  these  shares,  and
    EACH                Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
  REPORTING             Rachleff  and  Spurlock,  the members of BCMC IV, may be
   PERSON               deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        74,666  shares,  all of which are directly  owned by BFF
                        IV-X.  BCMC IV, the  general  partner of BFF IV-X may be
                        deemed to have sole power to  dispose  of these  shares,
                        and Balkanski,  Beirne, Dunlevie, Gurley, Harvey, Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC IV, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      74,666
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 13 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alexandre Balkanski
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      French Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        21,540  shares,  all of which  are  directly  owned by a
  NUMBER OF             trust,  and Balkanski,  as trustee of the trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II and  74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and Balkanski,  a member of BCMC II
                        and BCMC IV, may be deemed to have shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        21,540  shares,  all of which  are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,123,830
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 14 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David M. Beirne
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        28,250  shares,  all of which  are  directly  owned by a
  NUMBER OF             trust,  and  Beirne,  as trustee  of the  trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II; and 74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and Beirne, a member of BCMC II and
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        28,250  shares,  all of which  are  directly  owned by a
                        trust,  and  Beirne,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II; and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,130,540
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 15 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce W. Dunlevie
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        69,442  shares,  all of which  are  directly  owned by a
  NUMBER OF             trust,  and  Dunlevie,  as trustee of the trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II; and 74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and  Dunlevie,  a member of BCMC II
                        and BCMC IV, may be deemed to have shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        69,442  shares,  all of which  are  directly  owned by a
                        trust,  and  Dunlevie,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II; and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,171,732
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 16 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. William Gurley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II; and 74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and Gurley, a member of BCMC II and
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II; and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,102,290
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 17 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin R. Harvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        69,441  shares,  all of which  are  directly  owned by a
  NUMBER OF             trust,  and  Harvey,  as trustee  of the  trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II; and 74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and Harvey, a member of BCMC II and
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        69,441  shares,  all of which  are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II; and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,171,731
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 18 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert C. Kagle
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        31,231  shares,  all of which  are  directly  owned by a
  NUMBER OF             trust, and Kagle, as trustee of the trust, may be deemed
   SHARES               to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II; and 74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and Kagle,  a member of BCMC II and
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        31,231  shares,  all of which  are  directly  owned by a
                        trust, and Kagle, as trustee of the trust, may be deemed
                        to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II; and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,133,521
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 19 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Andrew S. Rachleff
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        69,441  shares,  all of which  are  directly  owned by a
  NUMBER OF             trust,  and  Rachleff,  as trustee of the trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II; and 74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and  Rachleff,  a member of BCMC II
                        and BCMC IV, may be deemed to have shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        69,441  shares,  all of which  are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II; and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,171,731
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 20 of 25 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Spurlock
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,040  shares,  all of  which  are  directly  owned by a
  NUMBER OF             trust,  and  Spurlock,  as trustee of the trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,102,290  shares, of which 3,361,957 are directly owned
   PERSON               by BCP II; 398,055 are directly owned by BFF II; 211,131
    WITH                are  directly  owned by BFF II-A;  56,481  are  directly
                        owned by BMF II; and 74,666  are  directly  owned by BFF
                        IV-X.  BCMC II is the general partner of BCP II, BFF II,
                        BFF II-A and BMF II, and Balkanski,  a member of BCMC II
                        and BCMC IV, may be deemed to have shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,040  shares,  all of  which  are  directly  owned by a
                        trust,  and  Spurlock,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,102,290 shares, of which 3,361,957 are directly owned by BCP II; 398,055 are directly owned by BFF II; 211,131 are directly owned by BFF II-A; 56,481 are directly owned by BMF II; and 74,666 are directly owned by BFF IV-X. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II and BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,104,330
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  26861P 10 7                                       Page 21 of 25 Pages
--------------------------------------------------------------------------------



         This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P., Benchmark Members' Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P., Benchmark Founders' Fund IV-B, L.P., Benchmark Capital Management Co. IV, L.L.C. and Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven M. Spurlock and includes the statement by Benchmark Founders' Fund IV-X, L.P. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 4.

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

CUSIP No.  26861P 10 7                                       Page 22 of 25 Pages
--------------------------------------------------------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2004

                                BENCHMARK CAPITAL PARTNERS II, L.P., a
                                Delaware Limited Partnership

                                BENCHMARK FOUNDERS' FUND II, L.P., a Delaware Limited Partnership

                                BENCHMARK FOUNDERS' FUND II-A, L.P., a
                                Delaware Limited Partnership

                                BENCHMARK MEMBERS' FUND II, L.P., a Delaware
                                Limited Partnership

                                BENCHMARK CAPITAL MANAGEMENT CO. II,
                                L.L.C., a Delaware Limited Liability Company




                                By:    /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member



                                BENCHMARK CAPITAL PARTNERS IV, L.P., a
                                Delaware Limited Partnership

                                BENCHMARK FOUNDERS' FUND IV, L.P., a
                                Delaware Limited Partnership

                                BENCHMARK FOUNDERS' FUND IV-A, L.P., a
                                Delaware Limited Partnership

                                BENCHMARK FOUNDERS' FUND IV-B, L.P., a
                                Delaware Limited Partnership

                                BENCHMARK FOUNDERS' FUND IV-X, L.P., a
                                Delaware Limited Partnership

                                BENCHMARK CAPITAL MANAGEMENT CO. IV,
                                L.L.C., a Delaware Limited Liability Company




                                By:    /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member

CUSIP No.  26861P 10 7                                       Page 23 of 25 Pages
--------------------------------------------------------------------------------


                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK




                                   By:    /s/ Steven M. Spurlock
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No.  26861P 10 7                                       Page 24 of 25 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX




                                                             Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------
Exhibit A:  Agreement of Joint Filing                           25

CUSIP No.  26861P 10 7                                       Page 25 of 25 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT A



                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of E-Loan, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.